December 31, 2016


Response to N-SAR Sub-Item 77H: Changes in Control of Registrant


(a)	Acquisition of Control


Driehaus Frontier Emerging Markets Fund


Name of Shareholder
Charles Schwab & Co. Inc.

Date(s)
7/12/2016

Description of Transaction
Share Purchase


Percentage of Securities Owned (as of December 31, 2016)
39.01%










(b)	Cessation of Control


Driehaus Frontier Emerging Markets Fund


Name of Shareholder
Driehaus Profit Sharing Plan & Trust

Date(s)
7/12/2016

Description of Transaction
Share activity by various shareholders decreased the percent ownership for this shareholder.

Percentage of Securities Owned (as of December 31, 2016)
15.08%









(Note: control represents equal to or greater than 25% ownership of existing, outstanding shares)